UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
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Atrion Corporation

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Atrion Corporation
One Allentown Pkwy.
Allen, TX 75002-4211
Tel 972-390-9800
April 8, 2009
Dear Stockholder:
     You are cordially invited to attend the 2009 annual meeting of stockholders of Atrion Corporation which will be held at our offices in Allen, Texas on Thursday, May 21, 2009 at 10:00 a.m., Central Time. Details regarding admission to the meeting and the business to be conducted at the annual meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in the Company’s proxy statement. A notice of the annual meeting and the Company’s proxy statement accompany this letter. We have also made a copy of our 2008 Annual Report available with our proxy statement.
     We are pleased to take advantage of new Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders primarily on the Internet. We believe that this new method of distribution will lower the costs and reduce the environmental impact of our annual meeting, as well as expediting stockholders’ receipt of proxy materials.
     We encourage you to attend the meeting in person. However, whether or not you plan to be personally present, we hope you will vote as soon as possible. To vote your shares, please refer to the instructions for voting in the Company’s proxy statement or in the Notice of Internet availability of proxy materials or proxy card.

Sincerely,

Emile A. Battat
Chairman and Chief Executive Officer

ATRION CORPORATION
One Allentown Parkway
Allen, Texas 75002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Atrion Corporation:
     Notice is hereby given that the annual meeting of stockholders of Atrion Corporation (the “Company”) will be held at the Company’s offices, One Allentown Parkway, Allen, Texas on Thursday, May 21, 2009 at 10:00 a.m., Central Time, for the following purposes:
1.	To elect one Class II director.

2.	To ratify the appointment of Grant Thornton LLP as independent accountants to audit the Company’s financial statements for the year 2009.

3.	To transact such other business as may properly come before the meeting.
     The Board of Directors fixed the close of business on March 30, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof.

By Order of the Board of Directors
Jeffery Strickland
Vice President and Chief Financial
Officer, Secretary and Treasurer
April 8, 2009
IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE. TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS FOR VOTING IN THE COMPANY’S PROXY STATEMENT OR IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD.

ATRION CORPORATION
One Allentown Parkway
Allen, Texas 75002
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2009
GENERAL INFORMATION
     This proxy statement is being furnished to the stockholders of Atrion Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the annual meeting of stockholders to be held at the Company’s offices, One Allentown Parkway, Allen, Texas on May 21, 2009 at 10:00 a.m., Central Time, and at any adjournment of such meeting. This notice of annual meeting, proxy statement and form of proxy and the Company’s 2008 Annual Report are first being made available to stockholders on or about April 8, 2009.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING
Q. What is the purpose of the annual meeting?
A. At the annual meeting, our stockholders will consider and vote upon the following matters:
•	the election of one Class II director; and

•	a proposal to ratify the appointment of Grant Thornton LLP as independent accountants to audit the Company’s financial statements for the year 2009.
Our stockholders will also transact such other business as may properly come before the meeting.
Q: Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A: Rules adopted by the Securities and Exchange Commission allow us to provide access to our proxy materials primarily over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found in the Notice.
Q: How can I get electronic access to the proxy materials?
A: The Notice provides you with instructions regarding how you may access and review on the Internet our proxy materials for the annual meeting.
Q. Who is entitled to vote at the annual meeting?
A. Stockholders Entitled to Vote. Stockholders of record at the close of business on March 30, 2009 (the “Record Date”) will be entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. At the close of business on the Record Date, we had outstanding and entitled to vote 1,979,171 shares of common stock, our only voting securities. Holders of record of shares of common stock outstanding on the Record Date will be entitled to one vote for each share held of record on that date upon each matter presented to the stockholders to be voted upon at the meeting.

     Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and we are providing the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the annual meeting.
     Beneficial Owners: If your shares are held in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares and the broker, bank or other nominee is the record holder. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend the annual meeting. However, because you are not the record holder, you may not vote these shares in person at the annual meeting unless you follow the record holder’s procedures for obtaining a legal proxy.
Q. Can I attend the annual meeting in person?
A. You are invited to attend the annual meeting if you are a registered stockholder or a beneficial owner as of the Record Date. You must present a form of photo identification acceptable to us, such as a valid driver’s license or passport, to enter the meeting. In addition, if your shares are held by your broker, bank or other nominee, please bring your Notice or other evidence of stock ownership as of the Record Date. The meeting will begin promptly at 10:00 a.m., Central Time. Check-in will begin at 9:30 a.m., Central Time. Please allow ample time for the check-in procedures.
Q: How can I vote my shares?
A: Registered Stockholders: Registered stockholders may vote (i) by attending the Annual Meeting, (ii) by following the instructions on your Notice for voting by telephone or on the Internet at www.proxyvote.com or (iii) by signing, dating and mailing in a proxy card. Please note that the Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 20, 2009.
     Beneficial Owners: If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy at the annual meeting to vote your shares.
Q: If I sign a proxy, how will it be voted?
A: Unless you revoke your proxy instructions, as described below under “Can I change my vote?,” shares of common stock represented by your proxy will be voted at the annual meeting as you specify over the Internet, by telephone or on the proxy card. If you do not specify how to vote your shares, the shares represented by your proxy will be voted FOR the election as director of the nominee of the Board of Directors named herein and FOR ratification of the appointment of Grant Thornton LLP as independent accountants to audit our financial statements for the year 2009. In addition, in their discretion the persons designated as proxies will vote upon such other business as may properly come before the meeting, including voting for any adjournment of the meeting proposed by the Board of Directors.
Q: Can I change my vote?
A: You may change your vote at any time prior to the vote at the annual meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the annual meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted). If your shares are held by a broker, bank or other nominee, you must request instructions as to how to revoke your proxy from the bank, broker or other nominee that holds your shares.

Q: What happens if I decide to attend the annual meeting but I have already voted or submitted a proxy covering my shares?
A: You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the annual meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the annual meeting and vote in person, you must obtain a legal proxy from the record holder of the shares giving you the right to vote the shares.
Q: What is a quorum?
A: The annual meeting will be held if a majority of the shares of common stock outstanding on the Record Date entitled to vote is represented in person or by proxy at the meeting, constituting a quorum. Abstentions and broker non-votes will be counted as present and represented at the annual meeting for purposes of determining a quorum.
Q. How are votes counted?
A. Directors will be elected at the annual meeting by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the election of directors. Ratification of the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the shares present, in person or by proxy, at the meeting. Abstentions will have the same effect as a negative vote, and broker non-votes will be considered absent and will have no effect, on the proposal to ratify the appointment of Grant Thornton LLP.
ELECTION OF DIRECTORS
     The Company’s Board of Directors is divided into three classes: Class I, Class II and Class III. One Class II director is to be elected at the annual meeting, to serve until the annual meeting of stockholders to be held in 2012 and until the election and qualification of his successor in office. The nominee for election as a Class II director named below is a member of the Board of Directors and was previously elected by the stockholders. It is intended that the persons named as proxies will vote for the election of this nominee. If the nominee listed below, who has indicated his willingness to serve as a director if elected, is not a candidate when the election occurs, proxies may be voted for the election of any substitute nominee.
     The following information is furnished with respect to the Board of Directors’ nominee for election as a director and each director whose term will continue after the annual meeting.
Name, Age, Service as a Director of the Company
Principal Occupation, Positions and Offices, Other Directorships and Business Experience
NOMINEE FOR ELECTION AS DIRECTOR
Class II — Term Ending in 2012
Hugh J. Morgan, Jr.
Mr. Morgan, age 80, has been a director since 1988. Mr. Morgan is a private investor. He served as Chairman of the Board of National Bank of Commerce of Birmingham from February 1990 until April 2003. Mr. Morgan holds a Bachelor of Arts degree from Princeton University and is a graduate of the Vanderbilt University Law School.

DIRECTORS CONTINUING IN OFFICE
Class III — Term Ending in 2010
Roger F. Stebbing
Mr. Stebbing, age 68, has been a director since 1992 and has been the lead director since December 2007. Mr. Stebbing is President and Chief Executive Officer of Stebbing and Associates, Inc., an engineering consulting company, and has served in such capacities since 1986. Mr. Stebbing is a licensed professional engineer and has a BSc honors degree in Chemical Engineering from Salford University.
John P. Stupp, Jr.
Mr. Stupp, age 59, has been a director since 1985. He is President of Stupp Bros., Inc., a diversified holding company, and has served in such capacity since March 2004. From April 1995 until March 2004, he served as Executive Vice President and Chief Operating Officer of Stupp Bros., Inc., and since August 1995 he has also served as Chief Executive Officer of Stupp Corporation, a division of Stupp Bros., Inc. Mr. Stupp holds a Bachelor of Science degree in Business and Economics from Lehigh University. He serves as a director and as a member of the audit committee of The Laclede Group, Inc., a public utility holding company.
Class I — Term Ending in 2011
Emile A. Battat
Mr. Battat, age 70, has been a director since 1987 and has served as Chairman of the Board of the Company since January 1998, as Chief Executive Officer of the Company and as Chairman of the Board or President of each of the Company’s subsidiaries since October 1998, and as President of the Company from October 1998 until May 2007. Mr. Battat holds Bachelor of Science and Master of Science degrees in Mechanical Engineering from Massachusetts Institute of Technology and a Master of Business Administration degree from Harvard University. He is an associate member of Sigma Xi, a scientific honor society.
Ronald N. Spaulding
Mr. Spaulding, age 45, has been a director since February 2006, and is currently a private investor. Prior to May 2008, Mr. Spaulding was the President of Worldwide Commercial Operations of Abbott Vascular and a Vice President and corporate officer of Abbott Laboratories, which he joined in April 2006 upon its acquisition of Guidant Corporation’s vascular intervention assets. Between 2005 and April 2006, Mr. Spaulding served as the President of International Operations of Guidant Corporation, and also served on the Guidant Management Committee from 2002 until 2005. From 2003 to 2005, he was the President of Europe, Middle East, Africa and Canada of Guidant Corporation. From 2000 to 2003, Mr. Spaulding served as President of Guidant’s Cardiac Surgery business. Mr. Spaulding holds a Master’s degree in Biomedical Engineering and a Bachelor of Science degree in Mechanical Engineering from the University of Miami.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ITS NOMINEE,
HUGH J. MORGAN, JR.

Information Regarding Board of Directors and Committees
     Director Independence. The Company’s Board of Directors has determined that the following directors are “independent” within the meaning of The Nasdaq Stock Market (“Nasdaq”) listing standards: Messrs. Morgan, Spaulding, Stebbing and Stupp, and that Mr. Emile Battat is not independent. The Company’s independent directors meet in executive session from time to time. The Company’s bylaws provide that an independent director may be appointed as lead director, who is responsible for calling, establishing agendas for and moderating executive sessions of independent directors.
     Meetings. The Board of Directors held four meetings during 2008. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees on which he served held in 2008 during the time he served as a director or as a member of such committees.
     Nominating Process. Because of the small number of directors, the Board of Directors has determined, and has adopted a resolution providing, that nominees for election to the Board of Directors will be selected by a majority vote of the directors meeting the Nasdaq independence requirements (Messrs. Morgan, Spaulding, Stebbing and Stupp). Accordingly, the Board of Directors does not have a separate nominating committee or a nominating committee charter. In accordance with resolutions adopted by the Board of Directors, in selecting nominees for election as directors, the Board of Directors, with the assistance of the Corporate Governance Committee, will review and evaluate candidates submitted by directors and management and by the Company’s stockholders pursuant to the procedures set forth in the Company’s Bylaws and described in “STOCKHOLDER PROPOSALS — Stockholder Nominations for Directors” below. The Board of Directors, in considering possible nominees, will take into account the following: (a) each director should be an individual of the highest character and integrity; (b) each director should have substantial experience that is relevant to the Company; (c) each director should have sufficient time available to devote to the affairs of the Company; and (d) each director should represent the best interest of all stockholders. All possible nominees are to be reviewed in the same manner, regardless of whether they have been submitted by stockholders, directors or management.
     Committees. The Board of Directors has four standing committees: the Executive Committee, the Corporate Governance Committee, the Compensation Committee and the Audit Committee.
     The Executive Committee is currently comprised of Mr. Emile Battat and Mr. Morgan.
     The Corporate Governance Committee, which is currently comprised of Mr. Morgan and Mr. Stebbing, is to assist in the evaluation of possible nominees for election to the Board of Directors as requested by the Board of Directors, review annually and advise the Board of Directors with respect to the compensation of directors and recommend to the Board of Directors (a) the number of directors to be fixed in connection with each annual meeting of stockholders, (b) the directors to be appointed to each of the committees of the Board, (c) corporate governance guidelines and (d) proposed changes to the charter of the Corporate Governance Committee. In making recommendations to the Board of Directors as to director compensation, the Corporate Governance Committee considers the directors’ responsibilities and time devoted by them in fulfilling their duties as directors, the skills required and market data on director compensation and takes into account recommendations made by Mr. Emile Battat. The Corporate Governance Committee met two times in 2008.
     The Compensation Committee, which is currently comprised of Messrs. Morgan, Spaulding and Stupp, makes recommendations to the Board of Directors as to the remuneration of all executive officers of the Company, administers the Atrion Corporation 1997 Stock Incentive Plan (the “1997 Stock Incentive Plan”), the Atrion Corporation 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”), the Atrion Corporation Non-Employee Director Stock Purchase Plan (the “Stock Purchase Plan”) and the Atrion Corporation Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”), and reviews and makes recommendations regarding the Company’s other incentive compensation plans. The primary processes and procedures for the consideration and determination of executive compensation, the role of executive officers in determining or recommending the amount and form of executive officer compensation, the extent of delegation of authority and the role of compensation consultants in determining or recommending executive officer compensation are set forth in “Compensation Discussion and Analysis” below. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.atrioncorp.com. The Compensation Committee met two times in 2008.
     The Audit Committee, which is currently comprised of Messrs. Morgan, Spaulding, Stebbing and Stupp, appoints, determines the appropriate compensation for and oversees the work of the Company’s independent auditors, and assists the Board of Directors in its oversight of the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures and oversees related party transactions. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.atrioncorp.com. The Audit Committee reviews, at least annually, the Audit Committee Charter and is to recommend any changes to the Audit Committee Charter to the Board of Directors. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq listing standards and is financially literate, and that Mr. Stupp qualifies as an audit committee financial expert. The Audit Committee met six times in 2008.
     Stockholder Communications to the Board of Directors. Any stockholder wishing to communicate with the Board of Directors about any matter should send the communication, in written form, to Emile A. Battat, Chairman and Chief Executive Officer, at the Company’s principal office in Allen, Texas. Mr. Emile Battat will promptly send the communication to the other members of the Board of Directors.
     Attendance at Stockholder Meetings. The Board of Directors has adopted a policy encouraging each director to attend, if practicable, annual meetings of stockholders of the Company. The 2008 annual meeting was attended by all directors of the Company.
     Code of Ethics. The Board of Directors has adopted a Code of Business Conduct that applies to the Company’s employees, including the Company’s executive officers.

SECURITIES OWNERSHIP
     The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of March 20, 2009 by (i) each of the directors of the Company, one of whom is also the Board of Directors’ nominee for election as a director at the annual meeting; (ii) the executive officers of the Company who are named in the Summary Compensation Table herein; (iii) all of the directors and executive officers of the Company as a group, and (iv) each other person known by the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company.

	Number of Shares		Percent
Name of Beneficial Owner	Beneficially Owned (a)		of Class (a)

Emile A. Battat (b)	223,780	(c)	11.24%
David A. Battat	14,000	(c)	*
Hugh J. Morgan, Jr.	20,009	(d)	1.01%
Ronald N. Spaulding	1,117		*
Roger F. Stebbing	28,800	(c)	1.45%
John P. Stupp, Jr.	163,896	(c)(e)	8.23%
Jeffery Strickland	22,399	(f)	1.13%
Royce & Associates, LLC(g)	152,458		7.70%
T. Rowe Price Associates, Inc.(h)	195,700		9.89%
All directors and executive officers as a group	474,001	(i)	23.49%

*	Less than 1% of class.

(a)	Based on 1,979,171 shares of common stock outstanding on March 20, 2009, plus shares that can be acquired through the exercise of options within 60 days thereafter by the specified individual or group. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(b)	The business address for Mr. Emile Battat is One Allentown Parkway, Allen, Texas 75002-4211. Mr. Emile Battat is the father of Mr. David Battat, who is the President and Chief Operating Officer of the Company and the President of Halkey-Roberts Corporation, a Company subsidiary.

(c)	The shares listed include the following shares issuable upon the exercise of options exercisable on March 20, 2009 or within 60 days thereafter: Mr. Emile Battat, 12,500 shares; Mr. David Battat, 4,000 shares; Mr. Stebbing, 10,000 shares; and Mr. Stupp, 12,000 shares. All such persons are parties to award agreements setting forth certain terms of options granted to them under the 2006 Equity Incentive Plan or the 1997 Stock Incentive Plan. The shares listed do not include stock units (“Stock Units”) convertible into shares of common stock at a later date.

(d)	Does not include 29,000 shares held by Mr. Morgan’s children and their spouses and Mr. Morgan’s grandchildren as a result of gifts by Mr. Morgan, none of which shares is beneficially owned by Mr. Morgan.

(e)	Includes 135,000 shares held by Stupp Bros., Inc. as to which Mr. Stupp shares voting power and investment power as a director and executive officer and as a voting trustee of a voting trust which owns 100% of the voting stock of Stupp Bros., Inc. The 135,000 shares held by Stupp Bros., Inc. are pledged to that company’s lenders as security for its working capital line of credit. The 135,000 shares held by Stupp Bros., Inc. represent 6.82% of the common stock of the Company outstanding as of March 20, 2009. The business address for Mr. Stupp and Stupp Bros., Inc. is 3800 Weber Road, St. Louis, Missouri 63125.

(f)	Includes 15,499 shares held in a family trust of which Mr. Strickland is a co-trustee.

(g)	The address of Royce & Associates, LLC (“Royce”) is 1414 Avenue of the Americas, New York, New York 10019. This information is based upon a Schedule 13G dated January 23, 2009 filed with the Commission and furnished to the Company reporting that Royce has sole power to vote or direct the vote of and the sole power to dispose or direct the disposition of 152,458 shares of common stock of the Company.

(h)	The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. This information is based upon a Schedule 13G dated February 13, 2009 filed with the Commission and furnished to the Company by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Small-Cap Value Fund”) reporting that Price Associates has sole power to vote or direct the vote of 18,700 shares of common stock and has sole power to dispose of or direct the disposition of 195,700 shares of common stock and that Small-Cap Value Fund has sole power to vote or direct the vote of 177,000 shares of common stock. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares of common stock; however, Price Associates has expressly disclaimed beneficial ownership of all such shares.

(i)	See notes (a)-(f) above.
APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The Audit Committee has appointed the firm of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year 2009. Although ratification by stockholders of the selection of Grant Thornton LLP is not required by law, the selection of Grant Thornton LLP is being submitted to stockholders for ratification because the Company believes it is a good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders. A representative of Grant Thornton LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE YEAR 2009.
Audit and Related Fees
     Audit Fees
     The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q were $254,531 for the year ended December 31, 2008 and $281,440 for the year ended December 31, 2007.
     Audit Related Fees
     The aggregate fees billed by Grant Thornton LLP for professional services rendered for consultations regarding financial and reporting standards were $13,335 for the year ended December 31, 2007. No audit related fees were billed by Grant Thornton LLP for the year ended December 31, 2008.
     Tax Fees
     The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax services were $11,366 for the year ended December 31, 2008 and $43,707 for the year ended December 31, 2007. These fees relate to federal and state tax compliance and tax advice in each such year.
     All Other Fees
     There were no fees billed by Grant Thornton LLP for services rendered for the year ended December 31, 2008 or for the year ended December 31, 2007 other than those set forth above.
     The Audit Committee has determined that the provision by Grant Thornton LLP of the above referenced services is compatible with maintaining its independence.
     The Audit Committee has adopted policies and procedures for pre-approval of audit and non-audit services in order to ensure that the provision of those services does not impair the auditor’s independence. In accordance with those policies and procedures, the Company is not to engage the independent auditors to render any audit or non-audit services unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. In the fourth quarter of each year, the Audit Committee is to review the services expected to be performed by the independent auditor. The Audit Committee will pre-approve fee levels for the up-coming fiscal year for each of the following categories: audit, audit-related and tax compliance/planning services (individual projects less than $10,000). Tax compliance/planning projects exceeding $10,000 and all other services not pre-approved in the categories above will require specific pre-approval from the Audit Committee on an individual project basis. Approval for such services may be requested at the next Audit Committee meeting or, if earlier approval is necessary, it may be obtained in accordance with the Audit Committee’s delegation to the Audit Committee Chairman as described below. The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent auditor. However, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for unplanned services that arise during the year. The Chairman has the authority to review and approve permissible services up to $10,000 per service, provided that the aggregate amount of such services does not exceed $25,000 in any calendar year. The Audit Committee Chairman must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2008, no services were provided by Grant Thornton LLP other than in accordance with the pre-approval policies and procedures then in place.
Audit Committee Report
     The Audit Committee of the Board of Directors has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008. The Audit Committee has discussed with Grant Thornton LLP, the Company’s auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
Members of the Audit Committee
John P. Stupp, Jr. (Chairman)     Hugh J. Morgan, Jr.     Roger F. Stebbing     Ronald N. Spaulding
DIRECTOR COMPENSATION
     During 2008, each non-employee director was paid a fee of $30,000 for his service as a director. Effective January 1, 2009, the annual fee for each non-employee director was increased to $60,000. In addition, the Chairmen of the Corporate Governance Committee and the Compensation Committee are each paid a fee of $6,000 per year, and the Chairman of the Audit Committee is paid a fee of $12,000 per year. The Company reimburses each director for travel and out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.
     The Stock Purchase Plan provides non-employee directors with a convenient method of acquiring shares of the Company’s common stock. The Stock Purchase Plan allows non-employee directors to elect to receive fully-vested stock and restricted stock in lieu of some or all of their fees. The foregone fees are converted into shares of fully-vested and restricted stock on the day the applicable fees otherwise would have been paid. The restricted stock vests in equal amounts on the first day of the second, third and fourth calendar quarters following receipt of the stock, provided the non-employee director is then serving as a member of the Board of Directors.
     The Deferred Compensation Plan allows non-employee directors to defer all or part of their fees into stock units (“Stock Units”). A Stock Unit account is set up for each participating non-employee director. The Stock Unit account is credited with a number of Stock Units equal to the fees deferred by the non-employee director divided by the closing price of the Company’s common stock on the day next preceding the date on which the deferred fees would have been paid. The Stock Units vest as follows: 25% vest on the date credited to the Stock Unit account and 25%

vest on each of the April 1, July 1 and October 1 immediately following the date credited to the Stock Unit account, provided the non-employee director is then serving as a member of the Board of Directors. Each Stock Unit account is credited with additional whole or partial Stock Units reflecting dividends that would have been paid on the number of shares represented by that Stock Unit account. A non-employee director may elect to receive a distribution of his Stock Unit account in the form of shares of common stock, with cash paid for fractional Stock Units, in the January following the year in which his service as a director of the Company ceases or in January of a particular year.
     The fees for non-employee directors who elect to participate in either the Stock Purchase Plan or the Deferred Compensation Plan or both are paid on the first business day of January of each year for the calendar year then beginning, in each case to the extent such election or elections apply.
     The following table sets forth summary information concerning the compensation of the non-employee directors of the Company for the year ended December 31, 2008:

Name(1)	Fees Earned or Paid in Cash ($)		Total ($)

Hugh J. Morgan, Jr.	36,000	(2)	36,000
Ronald N. Spaulding	30,000	(3)	30,000
Roger F. Stebbing	36,000	(4)	36,000
John P. Stupp, Jr.	42,000	(5)	42,000

(1)	Mr. Emile Battat is not included in this table as he receives no compensation for his service as a director.

(2)	Mr. Morgan elected to receive all of his fees for 2008 in shares of the Company’s common stock, pursuant to the Stock Purchase Plan described above. Mr. Morgan was issued 288 shares, valued at $125 per share, the closing market price of the Company’s common stock on December 31, 2007, the last trading date prior to the date of issuance.

(3)	Mr. Spaulding elected to receive $9,000 of his fees for 2008 in shares of the Company’s common stock pursuant to the Stock Purchase Plan described above. Mr. Spaulding was issued 72 shares, valued at $125 per share, the closing market price of the Company’s common stock on December 31, 2007, the last trading date prior to the date of issuance.

(4)	Mr. Stebbing elected to defer all of his fees for 2008 into Stock Units, pursuant to the Deferred Compensation Plan described above. Mr. Stebbing’s Stock Unit account was credited with 288 Stock Units, which amount was based on $125 per share, the closing market price of the Company’s common stock on December 31, 2007, the last trading date prior to the date of issuance. As of December 31, 2008, Mr. Stebbing held an aggregate of 10,000 stock options and had an aggregate of 476.01 Stock Units in his Stock Unit account.

(5)	Mr. Stupp elected to defer $5,985 of his fees for 2008 into Stock Units, pursuant to the Deferred Compensation Plan described above. Mr. Stupp’s Stock Unit account was credited with 47.88 Stock Units, which amount was based on $125 per share, the closing market price of the Company’s common stock on December 31, 2007, the last trading date prior to the date of issuance. As of December 31, 2008, Mr. Stupp held an aggregate of 12,000 stock options and had an aggregate of 74.45 Stock Units in his Stock Unit account.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     We believe that a compensation program that is attractive and competitive is necessary in order to attract, retain and motivate executive officers and other key personnel who will further our interests and enhance stockholder value. Our compensation program is designed to reward high level corporate performance as reflected by increases in our operating income and earnings per share. Elements of the program are also intended to reward key personnel based on the performance of our operating units and to reward them for individual responsibilities, experience, performance and capacity to influence our results.
     The principal elements of our compensation program are: (i) base salary; (ii) annual cash bonuses; and (iii) long term incentives in the form of equity awards. Additional elements are our health insurance plan, retirement benefits under our Section 401(k) Savings Plan, or 401(k) Plan, and other perquisites. We utilize these elements because we believe they are necessary or helpful in achieving the objectives of our compensation program. For example, base salaries are designed to attract and retain executive officers and key personnel and are intended to be at a competitive level. Annual cash bonuses and equity awards are intended to reward executive officers and key personnel and provide incentives for superior results by us or one of our operating units and for individual responsibility and performance. Equity awards also are intended to align the interests of our executive officers and key personnel with the interests of our stockholders. The combination of these elements is designed to compensate employees fairly for the services they provide on a regular basis.
     We believe that base salary is the most crucial element of the program in terms of attracting and retaining key employees. Annual cash bonuses provide our executive officers and other key personnel with the opportunity to receive cash compensation in addition to their salaries and are intended to reward them for the performance of the Company as a whole or of our operating units and for individual performance. We consider long term incentives in the form of equity awards as very important in aligning the interests of our executive officers and key personnel with the interests of our stockholders. We do not have a specific policy of awarding options as opposed to restricted stock or restricted stock units. However, over the years most of our equity awards have been in the form of stock options because of the incentive they provide to employees in that they have to be in the money for the employees to realize any benefit from the award. In the past few years, we have shifted the focus of our equity awards to restricted stock units, principally due to the change in accounting treatment for options. We believe that our health insurance benefits, along with certain other benefits, are necessary components of the program insofar as attracting and retaining employees.
     Our Compensation Committee establishes the overall compensation program for our executive officers and makes recommendations for their base salaries, salary increases, and any discretionary bonuses. In addition, the Compensation Committee administers our equity incentive program. From time to time, directors who are not members of the Compensation Committee attend meetings of the Compensation Committee, including Mr. Emile Battat who attends some meetings or parts of meetings. The Compensation Committee does not delegate the authority to make equity awards. Our executive officers are responsible for the salaries, salary increases, and cash bonuses of key personnel in our operating units who are not executive officers, and they administer separate incentive plans for those units, subject, in the case of one of our units, to review by our Compensation Committee with respect to bonuses for one executive officer who participates in that unit’s plan. In considering the base salaries for Mr. David Battat and for Mr. Strickland, the Compensation Committee takes into account the recommendations of Mr. Emile Battat. Mr. Emile Battat also assisted in the development of an annual cash incentive plan for Mr. Strickland that was first effective in 2007 and is modeled after the bonus plan applicable to Mr. Emile Battat. Additionally, Mr. Emile Battat has recommended that Mr. David Battat continue participating in the incentive plan of the operating unit of which he continues to serve as President and to be responsible for its day-to-day operations. Mr. Emile Battat is the only executive officer or key employee with an employment agreement, which is described below.
     We believe that our executive compensation program should be internally consistent and equitable. In 2008 Mr. Emile Battat’s base salary, which is fixed by his employment agreement, was 2.0 times the base salary of Mr. David Battat and approximately 2.4 times the base salary of Mr. Strickland. We believe that these differences were appropriate based on the responsibilities and experience of our executive officers. As discussed below, both Mr. Emile Battat and Mr. Strickland are entitled to annual cash bonuses equal to certain percentages of increases in our operating income. The percentage of increase in operating income for Mr. Emile Battat was determined based on our discussions with him. In determining what percentage of our operating income increase would be awarded to Mr. Strickland, the Compensation Committee took into account the responsibilities and experience of these two executive officers, as well as their capacities to influence our results, and concluded that it would be appropriate for the maximum bonus that could be paid to Mr. Strickland under the formula applicable to him to be approximately 25% of the maximum bonus that could be paid to Mr. Emile Battat under the formula applicable to him. Mr. David Battat’s annual cash bonus is based on the performance of our unit for which Mr. David Battat serves as President and continues to be responsible for day-to-day operations.
     We endeavor to structure our compensation program so that our currently-paid-out compensation is adequate to attract and retain key personnel and we have sufficient long-term compensation that motivates our executive officers and other key personnel to focus on our performance over the longer term. Our Compensation

Committee considers the following corporate factors in establishing compensation policies and making compensation decisions:
•	increase in earnings per share

•	increase in operating income

•	total stockholder return

•	safety

•	efficiency of operations
Base Salaries
     In structuring the compensation program, we start with the annual base salary and build on that element. Salaries are based on the executive officer’s performance, responsibilities, experience, capacity to influence our results, competitive conditions and length of service with us. When determining the base salaries for our executive officers, we review the total annual compensation for those executive officers for previous years, including base salary, cash bonuses, long term incentive awards, health insurance, retirement benefits and other perquisites. To facilitate this review, we use tally sheets identifying each of these elements. Each tally sheet also shows the amount payable to the executive officers upon termination of employment under various circumstances and equity ownership. Our base salaries are not contingent on our corporate performance.
     Mr. Emile Battat’s annual base salary is $500,000 and has been at that level since 2002, in accordance with the terms of his employment agreement. Mr. Emile Battat requested that his base salary not be increased during that period, including when his employment agreement was amended in 2006 to, among other things, extend the term of employment.
     During 2007, when Mr. David Battat was elected as our President and Chief Operating Officer, his responsibilities were expanded beyond those of President of one of our operating units. In connection with such election and expansion of responsibilities, we increased his annual base salary to $200,000. Effective January 1, 2008, his annual base salary was increased to $250,000. Our Compensation Committee believes that this increase was appropriate in light of his enhanced duties at the Company level as well as the significant contribution that the operating unit of which he serves as President has been making to the Company’s overall results.
     Mr. Strickland’s annual base salary was increased from $200,000 to $210,000 effective January 1, 2008. Our Compensation Committee believes this increase was appropriate in light of market conditions, the continuing growth of the Company, Mr. Strickland’s individual performance and his length of service with the Company.
Annual Incentive Compensation
     Our employment agreement with Mr. Emile Battat and our annual bonus plan for Mr. Strickland each provide for annual cash bonuses based on increases in our operating income, albeit at different levels. Our Compensation Committee has the authority to exercise discretion to adjust any increase in operating income to disregard one-time, nonrecurring extraordinary items and is to make such equitable adjustments as are required to give effect to acquisitions, divestitures or similar corporate transactions. The Compensation Committee also may recommend an increase in the size of an award or payment under both Mr. Emile Battat’s employment agreement and Mr. Strickland’s incentive compensation plan or award compensation if the performance goals are not attained. We believe that this discretionary authority may be useful because there may be circumstances that would support awards being made in the absence of attainment of the performance goals. Mr. David Battat, our President and Chief Operating Officer, serves as President of one of our operating units and devotes a substantial portion of his time to the operations of that unit. In reviewing Mr. David Battat’s total compensation, our Compensation Committee concluded that for 2007 and, again, for 2008 it was appropriate for Mr. David Battat to continue participating in that unit’s incentive compensation plan. Accordingly, the Compensation Committee has not recommended that a separate plan similar to those for Messrs. Emile Battat and Strickland be implemented for Mr. David Battat. The unit’s plan establishes a pool each year equal to a portion of the unit’s operating profits. The pool is used to pay certain bonuses to that unit’s manufacturing and assembly employees, other discretionary bonuses to employees not designated as key employees and certain other expenses. The balance of the pool, if any, is distributed to key employees, with 75% of a participant’s bonus to be paid prior to March 15 of the year immediately following the year for which the pool is established and 25% to be paid by March 15 of the following year if the participant is still employed. The plan is administered by our executive officers subject to review and adjustments by our Compensation Committee with respect to bonuses for any of our executive officers who participate in that plan.
Long Term Incentive Awards
     Long term equity-based compensation is an integral part of our total compensation package. It is intended to align the interests of our executive officers and key personnel with the interests of our stockholders in focusing on long-term growth and stock performance. We review the costs and benefits to us from the various forms of long-term compensation, recognizing that stock options will have little or no value if we do not have increased profitability and that restricted stock and restricted stock units may continue to have value, though possibly reduced, if our profitability declines. During 2008, we granted options for 16,000 shares to Mr. David Battat and awarded him 4,000 shares of restricted stock. These options and restricted stock vest over a four year period.
     Our policy is that if we are going to make equity awards, other than in connection with new hires or unusual circumstances, those awards will be made at the meeting of our Compensation Committee held in conjunction with our annual stockholders meetings, which usually are held each May. Consistent with that policy, the awards to Mr. David Battat were made in May 2008, and those were the only long term incentive awards we made in 2008.
Health Insurance and Other Perquisites
     As a part of our total compensation package, we provide health insurance and other benefits and perquisites including life and disability insurance to our executive officers. We also maintain a 401(k) Plan for all of our employees, including our executive officers. Under our 401(k) Plan, we make matching contributions of up to 3.5% of a participant’s eligible compensation. Our executive officers are fully vested in our matching contributions.
Termination and Change in Control Arrangements
     We have agreements or plans under which Messrs. Emile Battat, David Battat and Strickland are entitled to payments and benefits upon termination of employment under certain circumstances. The terms of Mr. Emile Battat’s arrangement were determined on the basis of our discussions with him. The terms of Mr. David Battat’s arrangement were recommended by our Compensation Committee after consideration of his responsibilities and experience. The terms of Mr. Strickland’s severance plan were recommended by our Compensation Committee after consideration of Mr. Strickland’s total compensation package and length of service with the Company. We have structured our arrangements with our executives so that a change in control alone does not trigger any payments and, with respect to their equity awards, results only in acceleration of vesting. For a more detailed discussion of the terms of these arrangements, see Potential Termination and Change of Control Payments beginning at page 21.
Other
     The base salaries of our executive officers can be adjusted upwards and downwards, except in the case of Mr. Emile Battat, and discretionary bonuses can be awarded based on the individual performance of the executives. Additionally, we can make equity awards to reward individual performance. We have not had to adjust or restate performance measures upon which awards have been made and, accordingly, have not made any decisions nor adopted any policy with respect to adjusting or reducing awards as a result of any such adjustment or restatement. However, we would expect to reduce or adjust awards if such events were to occur. We recognize that there may be circumstances where the individual responsibilities and performance of our executive officers or our corporate performance is so exceptional that a material increase in compensation would be appropriate. Likewise, we recognize that there could be a material downturn in our corporate performance, in which event we would consider reducing and, if appropriate, materially reduce compensation levels where permitted. In addition, we recognize that it may be necessary to materially increase compensation to retain personnel who may have attractive offers from other companies. However, this has not been a practice that we have engaged in regularly, though we have taken this action on occasion in the past.

     In making equity awards or considering adjustments to base salaries or cash incentives, our Compensation Committee takes into account the other elements of the compensation packages of our executive officers, including the number of unexercised options held and restricted stock or restricted stock units held, as well as the potential benefits they may realize upon the sale of the stock underlying these awards.
     Although we expect to continue to grant options where appropriate to provide longer term incentives to our executive officers and other key personnel, we are continually weighing the benefit we expect to receive from that element of our compensation program against the impact that type of award will have on our corporate earnings under recent accounting changes.
     We have not adopted any guidelines and have no specific requirements respecting the ownership of our securities by our executive officers and other key personnel. However, through our equity awards to our executive officers and other key personnel we encourage ownership of our securities. We also have a policy that discourages hedging the risk of ownership of our securities.
     During the last few years, our outside compensation consultant, Mercer Human Resource Consulting, reviewed the compensation of chief executive officers, chief operating officers and chief financial officers in companies with annual revenues of less than $250 million and annual median revenues ranging from $75 million to $125 million. These surveys provided us with information regarding base salary, target bonus, target total annual compensation, long term incentives, and total direct compensation. This information has been used by our Compensation Committee in formulating its recommendations to our Board of Directors regarding the compensation structure and levels of our executive officers. In addition, the Compensation Committee reviews compensation surveys that include a broad range of companies.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.
Members of the Compensation Committee
Hugh J. Morgan, Jr. (Chairman)     Ronald N. Spaulding     John P. Stupp, Jr.

     The following table sets forth summary information concerning the compensation during the periods indicated of those executive officers of the Company for which such disclosure is required (collectively, the “Named Executive Officers”).
Summary Compensation Table

										Change in
								Non-		Pension Value
								Equity		and
								Incentive		Nonqualified
								Plan		Deferred
Name and								Compen-		Compensation	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		sation ($)		Earnings ($)(1)	Compensation ($)		Total ($)

Emile A. Battat	2008	500,000	296,481	107,790	(2)	112,644	(2)	—		5,438	8,539	(3)	1,030,892
Chairman of the	2007	500,000	411,195	107,790	(4)	112,644	(4)	—		15,491	3,363	(5)	1,150,483
Board and Chief	2006	500,000	100,000	44,913	(6)	46,936	(6)	—		14,640	3,089	(7)	709,578
Executive Officer

David A. Battat	2008	250,000	—	74,040	(9)	64,820	(9)	215,000	(10)	609	8,535	(11)	613,004
President and Chief	2007	186,538	—	—		—		150,000	(12)	8,500	2,610	(13)	347,648
Operating Officer (8)

Jeffery Strickland	2008	210,000	—	—		—		74,120	(14)	9,886	10,637	(15)	304,643
Vice President and	2007	200,000	—	—		—		100,000	(16)	18,467	21,106	(17)	339,573
Chief Financial	2006	195,000	—	—		6,401	(18)	59,603	(19)	17,517	5,621	(20)	284,142
Officer, Secretary and Treasurer

(1)	The amounts presented in column (h) are the amounts accumulated in the Named Executive Officer’s account under the Cash Balance Plan between January 1, 2008 and December 31, 2008, January 1, 2007 and December 31, 2007 and January 1, 2006 and December 31, 2006, respectively.

(2)	The amounts shown do not reflect compensation actually received by Mr. Emile Battat. Instead, the amounts shown are the compensation costs recognized by the Company for the year ended December 31, 2008 as determined pursuant to FAS 123(R). The assumptions used to calculate the value of these stock and option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on March 9, 2007.

(3)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $8,050 and (ii) payment of life insurance premiums of $489.

(4)	The amounts shown do not reflect compensation actually received by Mr. Emile Battat. Instead, the amounts shown are the compensation costs recognized by the Company for the year ended December 31, 2007 as determined pursuant to FAS 123(R). The assumptions used to calculate the value of these stock and option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on March 9, 2007.

(5)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $2,700 and (ii) payment of life insurance premiums of $663.

(6)	The amounts shown do not reflect compensation actually received by Mr. Emile Battat. Instead, the amounts shown are the compensation costs recognized by the Company for the year ended December 31, 2006 as determined pursuant to FAS 123(R). The assumptions used to calculate the value of these stock and option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission on March 9, 2007.

(7)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $2,640 and (ii) payment of life insurance premiums of $449.

(8)	Mr. David Battat was elected President and Chief Operating Officer in May 2007.

(9)	The amounts shown do not reflect compensation actually received by Mr. David Battat. Instead, the amounts shown are the compensation costs recognized by the Company for the year ended December 31,

2008 as determined pursuant to FAS 123(R). The assumptions used to calculate the value of these stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 13, 2009.

(10)	Mr. David Battat was awarded this amount for 2008 pursuant to the Halkey-Roberts Corporation Incentive Compensation Plan (the “Halkey-Roberts Plan”). The Halkey-Roberts Plan provides that each participant will receive 75% of his or her bonus prior to March 15 of the year following the year to which the bonus is attributable, and 25% by the next succeeding March 15 provided the participant is then employed by Halkey-Roberts Corporation or an affiliate.

(11)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $8,050 and (ii) payment of life insurance premiums of $485.

(12)	Mr. David Battat was awarded this amount for 2007 pursuant to the Halkey-Roberts Plan.

(13)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $2,238 and (ii) payment of life insurance premiums of $372.

(14)	Mr. Strickland was awarded this amount pursuant to the Incentive Compensation Plan for Chief Financial Officer for Calendar Years Beginning 2007 (the “CFO Plan”).

(15)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $7,350 and (ii) payment of life insurance premiums of $3,287.

(16)	Mr. Strickland was awarded this amount pursuant to the CFO Plan.

(17)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $2,400, (ii) payment of life insurance premiums of $3,270 and (iii) a payment of $15,436 in connection with the settlement of the Company’s obligations to participants under the Company’s Supplemental Executive Thrift Plan.

(18)	The amount shown does not reflect compensation actually received by Mr. Strickland. Instead, the amount shown is the compensation cost recognized by the Company for the year ended December 31, 2006 as determined pursuant to FAS 123(R). This compensation cost reflects option awards granted prior to 2006. The Company estimated the fair value of the option awards using the Black-Scholes option-pricing formula and a single option award approach. To arrive at the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006, the Company used the following assumptions, which were determined at the time of the grant in 2002: risk-free interest rate (4.08%), dividend yield (0%), volatility factor (43.8%) and expected life (4 years).

(19)	Mr. Strickland was awarded this amount pursuant to the Atrion Corporation Incentive Compensation Plan for Chief Financial Officer for Calendar Years Beginning 2001 (the “Strickland Incentive Plan”).

(20)	Includes the following paid or accrued by the Company or one or more of its subsidiaries: (i) matching contributions to the 401(k) Plan of $2,340 and (ii) payment of life insurance premiums of $3,281.

     The following table sets forth summary information concerning the grants of plan-based awards to the Named Executive Officers of the Company during the year ended December 31, 2008.
Grants of Plan-Based Awards

All Other
								Stock	All Other
								Awards:	Option
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Awards:	Exercise or Base
		Non-Equity Incentive Plan			Equity Incentive Plan Awards			Shares	Number of	Price of	Grant Date Fair
		Awards					Maxi-	of Stock	Securities	Option	Value of Stock and
		Threshold	Target	Maximum	Threshold	Target	mum	or Units	Underlying	Awards	Option
Name	Grant Date	($)(1)	($)(2)	($) (3)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	Awards ($)

David A. Battat(4)	—	0	215,000	—	—	—	—	—	—	—	—
Jeffery Strickland(4)	—	0	74,120	105,000	—	—	—	—	—	—	—

(1)	The amount shown in this column is $0 because the Halkey-Roberts Plan and the CFO Plan do not provide for a threshold amount if performance targets are not met.

(2)	The amounts shown in this column represent the payments that Mr. David Battat and Mr. Strickland received in 2008.

(3)	The Halkey-Roberts Plan does not provide for a maximum bonus. The maximum amount shown for Mr. Strickland represents fifty percent (50%) of Mr. Strickland’s base salary for 2008, the highest percentage of base salary that may be awarded under the CFO Plan.

(4)	See “Certain Agreements, Plans and Transactions” below.
Base Salary
     Mr. Emile Battat’s base salary is fixed by his employment agreement. Base salaries for Mr. Strickland and Mr. David Battat are reviewed annually, and adjustments are generally made on the basis of the Company’s performance as measured by certain financial and non-financial criteria, various survey information respecting compensation of executive officers, compensation levels for executive officers in a broad range of companies, cost-of-living information and the individual performance of the respective executive officer. The Compensation Committee has not assigned relative weights or values to any of such criteria. With respect to the financial performance of the Company, the Compensation Committee generally takes into consideration the Company’s operating income, earnings per share and total stockholder return.
Incentive Compensation
     Subject to the terms of any employment agreement or incentive compensation plan, executive officers of the Company are eligible for discretionary bonuses as determined by the Compensation Committee. At the recommendation of the Compensation Committee, the Company and its subsidiaries have implemented cash incentive plans covering certain key employees. These plans are intended to foster a corporate culture focused on bottom line results by providing key employees with a substantial stake in reducing costs and increasing sales and productivity while conserving capital resources.
Equity-Based Awards
     Stock Options. The Compensation Committee may grant stock options to eligible persons under the 2006 Equity Incentive Plan. Each option granted pursuant to the 2006 Equity Incentive Plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code or as an option that is not intended to so qualify, referred to as a nonqualified stock option. Nonqualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of the Company and its subsidiaries. The Compensation Committee may set the exercise price of stock options, provided that the exercise price per share is not less than the par value of a share of common stock and is not less than the fair market value of the underlying common stock on the date of grant. Stock options will vest and become exercisable in such a manner and on such date or dates as are determined by the Compensation Committee. Any incentive stock options granted pursuant to the 2006 Equity Incentive Plan will expire after a period not exceeding ten years from the date of grant, as determined by the Compensation Committee, subject to earlier termination in the event that the participant’s employment or service with the Company or a subsidiary ceases before the end of the option period. If an incentive stock option is granted to a key employee who owns or is deemed to own more than 10% of the combined voting power of all classes of the Company’s stock, the option period may not exceed five years and the exercise price may not be less than 110% of the fair market value of the underlying common stock on the date of grant. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of the Company’s common stock then issuable upon exercise of the option having a value equal to the exercise price. The 2006 Equity Incentive Plan permits optionholders to exercise their options prior to the date on which the options will vest, subject to Compensation Committee action. In such case, the optionholder will, upon payment for the shares, receive restricted stock having vesting terms that are identical to the vesting terms under the original option and subject to repurchase by the Company while the restrictions on vesting are in effect. Each stock option is to be evidenced by an award agreement containing such provisions, consistent with the 2006 Equity Incentive Plan, as are determined by the Compensation Committee.
     Restricted Common Stock. The Compensation Committee may award restricted common stock to key employees and consultants under the 2006 Equity Incentive Plan. The participant’s rights to the restricted common stock are subject to certain transferability and forfeiture restrictions during a restricted period which commences on the date of grant of the restricted common stock and expires from time to time in accordance with a schedule established by the Compensation Committee. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder as to the restricted common stock, including the right to vote the restricted common stock and to receive dividends thereon. Upon the expiration of the restricted period, the restrictions are of no further force or effect with respect to the restricted common stock. Each restricted common stock award is to be evidenced by an award agreement between the Company and the participant setting forth the applicable restrictions.
     Restricted Stock Units and Stock Units. The Compensation Committee may award restricted stock units and stock units to key employees and consultants under the 2006 Equity Incentive Plan, each for the duration that it determines in its discretion. Each restricted stock unit and each stock unit is equivalent in value to one share of common stock and entitles the participant receiving the award to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit and for each stock unit at the end of the deferral period. Participants are not required to pay any additional consideration in connection with the settlement of restricted stock units or stock units. A holder of restricted stock units or stock units has no voting rights, right to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units. However, participants holding restricted stock units or stock units are entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents are credited in the form of additional stock units.
     Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights to key employees and consultants, alone or in tandem with stock options, pursuant to the 2006 Equity Incentive Plan. SARs are awards that give the participant the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which the Company’s stock price exceeds the exercise price. Payment may be in cash, in shares of the Company’s common stock with equivalent value, or in some combination, as determined by the Compensation Committee. The Compensation Committee will determine the exercise price, vesting schedule and other terms and conditions of stock appreciation rights; however, SARs expire under the same rules that apply to stock options.
     Performance Units. The Compensation Committee is authorized to establish performance programs and may award performance units to key employees and consultants in accordance with such programs under the 2006 Equity Incentive Plan. Holders of performance units will be entitled to receive payment in cash or shares of our common stock (or in some combination of cash and shares) if the performance goals established by the Compensation Committee are achieved or the awards otherwise vest. Each performance unit will have an initial value established by the Compensation Committee. The Compensation Committee will set performance objectives, and such performance objectives may be based upon the achievement of Company-wide, subsidiary or individual goals.
     The following table sets forth summary information concerning the outstanding equity awards as of December 31, 2008 for the Named Executive Officers.
Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
Equity
Incentive
Plan
								Equity	Awards:
			Equity Incentive					Incentive	Market or
			Plan Awards:					Plan Awards:	Payout Value
	Number of		Number of					Number	of Unearned
	Securities		Securities				Market	of Unearned	Shares,
	Underlying	Number of	Underlying				Value of	Shares, Units or	Units or
	Unexercised	Securities Underlying	Unexercised	Option	Option	Number of Shares or Units	Shares or Units of	Other	Other Rights
	Options (#)	Unexercised Options	Unearned	Exercise	Expiration	of Stock That Have Not	Stock That Have Not	Rights That Have	That Have
Name	Exercisable	(#) Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(1)	Not Vested (#)	Not Vested ($)

Emile A. Battat	12,500	12,500 (2)	—	71.86	8/6/11	4,500	436,950	—	—
David A. Battat	—	12,416 (3)	—	111.06	5/9/13	4,000	388,400	—	—
	—	3,584 (4)	—	111.50	5/9/13	—	—	—	—
Jeffery Strickland	—	—	—	—	—	—	—	—	—

(1)	Based on the closing price of $97.10 per share of the common stock of the Company on December 31, 2008.

(2)	One-half of this option award will vest on each of August 7, 2009 and August 7, 2010.

(3)	One-quarter of this option award will vest on each of May 8, 2009, May 8, 2010, May 8, 2011 and May 8, 2012.

(4)	One-quarter of this option award will vest on each of May 8, 2009, May 8, 2010, May 8, 2011 and May 8, 2012.
     The following table sets forth summary information concerning the exercise of options and the vesting of stock during the year ended December 31, 2008 for the Named Executive Officers.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Emile A. Battat	17,800	1,560,526	1,500	166,988
Jeffery Strickland	7,000	613,690	—	—
Cash Balance Plan
     The Company has maintained a Cash Balance Plan, which includes all full-time active employees of the Company and its subsidiaries, other than Quest Medical, Inc., that were hired prior to May 1, 2005. Each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The Cash Balance Plan provided for the Company to make annual allocations to a participant’s cash balance account in an amount equal to 3% of the participant’s eligible compensation up to the Social Security wage base and 6% in excess thereof and for an interest credit each plan year equal to the rate on 30 year U.S. Treasury bonds during November of the preceding plan year. For the 2008 plan year, the interest rate was 4.52%. Generally, each participant was to become fully vested in the benefits under such plan after five years of employment. Benefits may be paid, subject to certain limitations under the Internal Revenue Code of 1986, as amended, upon termination of employment, retirement or death. The Cash Balance Plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions. Messrs. Emile and David Battat and Mr. Strickland have participated in the Cash Balance Plan. The Board of Directors approved an amendment to the Cash Balance Plan to freeze all future benefit accruals to participants’ account balances after December 31, 2007, and terminated the Cash Balance Plan effective December 31, 2007. Participants in the Cash Balance Plan will continue to earn interest credits on their account balances until such time as the Cash Balance Plan has settled all its obligations with respect to termination.
Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Emile A. Battat	Cash Balance Plan	9.25	125,749	—
David A. Battat	Cash Balance Plan	2.83	14,071	—
Jeffery Strickland	Cash Balance Plan	24.33	228,598	—

(1)	The amounts presented in this column are the lump sum payments that the Named Executive Officer would have received if the benefits under the Cash Balance Plan had been paid on December 31, 2008.
Certain Agreements, Plans and Transactions
     In 2002, the Company entered into an employment agreement with Mr. Emile Battat which, as amended that same year, provided for his employment for an initial term that expired on December 31, 2006 (as amended, the “Original Battat Agreement”). The Original Battat Agreement provided for base salary for each calendar year of $500,000. In addition, Mr. Emile Battat was entitled to receive a cash bonus each year of not less than $100,000. On August 7, 2006, the Board of Directors approved an Amended and Restated Employment Agreement with Mr. Emile Battat (the “Amended Battat Agreement”) which became effective on January 1, 2007. The Amended Battat Agreement provides for an initial term that expires on December 31, 2012. The Amended Battat Agreement provides for the same base salary for each calendar year as provided for in the Original Battat Agreement and provides for a cash bonus each year equal to a percentage of the increase in operating income for such calendar year over operating income for the prior calendar year, subject to equitable adjustments in the discretion of the Compensation Committee. The Amended Battat Agreement also provides for certain payments to be made and benefits provided to Mr. Emile Battat upon termination of employment, as discussed in more detail below.
     Mr. David Battat participates in the Halkey-Roberts Plan. The Halkey-Roberts Plan provides for a bonus pool equal to 15% of the excess of Halkey-Robert’s operating profit, reduced by 50% of the amount of the Company’s corporate overhead allocated to Halkey-Roberts each calendar year, over that amount required for Halkey-Roberts to realize a 15% return on the average of total net assets excluding cash but including working capital used in the operations of Halkey-Roberts for such calendar year. The Halkey-Roberts Plan provides that each participant will receive 75% of his or her bonus prior to March 15 of the year following the year to which the bonus is attributable, and 25% by the next succeeding March 15 provided the participant is then employed by Halkey-Roberts or an affiliate. Mr. David Battat was awarded a bonus of $215,000 for 2008, $161,250 of which was paid in early 2009 and $53,750 of which will be paid on or before March 15, 2010 if Mr. David Battat is then employed by the Company or a subsidiary. In March 2009, the Company entered into a Change in Control Agreement with Mr. David Battat. The Change in Control Agreement provides that Mr. David Battat will be entitled to certain payments and benefits in the event his employment is terminated in connection with a change in control of the Company, as discussed in more detail below.
     The Strickland Incentive Plan that was in effect through 2006 provided that, during the first quarter of each calendar year, the Compensation Committee would set a target for earnings per basic share (“EPS”) for the Company. If the target EPS were achieved, Mr. Strickland would have been entitled to receive incentive compensation equal to 25% of his base salary for that year. If the target were exceeded, then for each 1% in excess in actual EPS over the target EPS, Mr. Strickland would have been entitled to an additional bonus equal to 0.75% of his base salary. The Strickland Incentive Plan was terminated following the 2006 calendar year. In May 2007, the Board of Directors approved the CFO Plan. The CFO Plan provides that Mr. Strickland will receive a cash bonus each year equal to a percentage of the increase in operating income for such calendar year over operating income for the prior calendar year, subject to equitable adjustments in the discretion of the Compensation Committee. The bonus may not exceed 50% of the CFO’s base salary for such calendar year. Mr. Strickland was awarded a bonus of $74,120 for 2008 pursuant to the CFO Plan. The Company has a severance plan (the “Strickland Severance Plan”) pursuant to which Mr. Strickland will be entitled to certain payments if his employment is terminated under certain circumstances in connection with a change in control of the Company, as discussed in more detail below.
     In 2007, the Company’s Board of Directors approved final settlement of the Company’s obligations to participants in the Company’s Supplemental Executive Retirement Plan and the Company’s Supplemental Executive Thrift Plan. In connection therewith, Mr. Strickland received a payment in the amount of $15,436. These plans had been frozen since December 31, 1998.
Potential Termination and Change of Control Payments
Termination for Cause or Without Good Reason
     If Mr. Emile Battat’s employment is terminated by the Company for “just cause” or by Mr. Emile Battat without “good reason” (as those terms are defined in the Amended Battat Agreement), he is to receive his base salary up to the termination date and the annual bonus for the calendar year in which the termination date occurs, prorated for the number of days in such calendar year prior to the termination date. He will also be entitled to receive his accrued vacation pay, unreimbursed business expenses, his account balance under the Cash Balance Plan, and vested amounts under the 401(k) Plan.
     If Mr. David Battat’s employment or Mr. Strickland’s employment is terminated for cause, they will each receive their base salary up to the termination date, accrued vacation pay, unreimbursed business expenses, their account balances under the Cash Balance Plan and vested amounts under the 401(k) Plan.
Termination Without Just Cause or With Good Reason or Due to Death or Disability
     If Mr. Emile Battat’s employment is terminated by the Company without just cause, by Mr. Emile Battat with good reason or due to his death or disability, he will be entitled to receive the same payments and other benefits he would receive had the termination been with just cause plus an amount equal to the sum of one year’s base salary and the average annual bonus received by him in the three years prior to the year in which the termination occurs. In addition, the Company will continue to provide group health plan benefits for him, his spouse and his dependents for one year and all stock options and other equity will fully vest and become exercisable on the termination date.
     If Mr. David Battat’s or Mr. Strickland’s employment is terminated by the Company without “just cause,” by either of them with “good reason” (as those terms are defined in Mr. David Battat’s Change in Control Agreement or the Strickland Severance Plan) or due to death or disability, and such termination is not in connection with a change in control of the Company, they will each receive the same payments and other benefits they would receive had the termination been with just cause.
Termination Without Just Cause or With Good Reason in Connection with Change in Control
     If Mr. Emile Battat’s employment is terminated by the Company without just cause or by Mr. Emile Battat for good reason in contemplation of or within two years following a “change in control” (as that term is defined in the Amended Battat Agreement), he will be entitled to receive the same payments and other benefits he would receive had the termination been with just cause, plus an amount equal to two times the sum of one year’s base salary and the average annual bonus received by him for the three years prior to the year in which the termination occurs. In addition, the Company will continue to provide group health plan benefits for him, his spouse and his dependents for one year and all stock options and other equity will fully vest and become exercisable on the termination date.

     If Mr. David Battat’s employment is terminated by the Company or Halkey-Roberts without just cause or by Mr. David Battat for good reason in contemplation of or within two years following a “change in control” (as defined in Mr. David Battat’s Change in Control Agreement), he will be entitled to receive the same payments and other benefits he would have received had the termination been with just cause, plus an amount equal to two times the sum of one year’s base salary and the average annual bonus to which he was entitled for the three years prior to the year in which the termination occurs. In addition, Mr. David Battat’s unvested equity awards will vest and he will be entitled to one year’s health benefits.
     If there is a change in control of the Company and Mr. Strickland’s employment is terminated by the Company without cause or by Mr. Strickland with good reason prior to Mr. Strickland’s death, attainment of age 65 or the expiration of two years following the change in control, Mr. Strickland will be entitled to receive severance pay in an amount equal to his annual base salary for the 12 months preceding termination of employment. In addition, Mr. Strickland will be entitled to receive his account balance under the Cash Balance Plan and the vested amount under the 401(k) Plan.
     The following table sets forth the payments and benefits that each Named Executive Officer would have received had his employment been terminated on December 31, 2008:

		Termination for	Termination Without
		Just Cause or	Just Cause, For Good	Termination Without Just Cause
		Without	Reason, or upon Death	or For Good Reason in Connection
Name	Type of Payment or Benefit	Good Reason ($)	or Disability ($)	with a Change in Control ($)

Emile A. Battat	Severance Payment	300,020	1,003,752	1,707,483
	Equity Awards	0	752,450 (1)	752,450	(1)
	Retirement Benefits(2)	167,013	167,013	167,013
	Health Benefits	0	10,117	10,117
	Total	467,033	1,933,332	2,637,063

David A. Battat	Severance Payment(3)	—	—	916,474
	Equity Awards	—	—	388,400	(4)
	Retirement Benefits(5)	26,024	26,024	26,024
	Health Benefits	—	—	4,700
	Total	26,024	26,024	1,335,598

Jeffery Strickland	Severance Payment	—	—	284,120	(6)
	Equity Awards	—	—	—
	Retirement Benefits(7)	372,840	372,840	372,840
	Health Benefits	—	—	—
	Total	372,840	372,840	656,960

(1)	These amounts represent the market price as of December 31, 2008 of equity awards vesting on termination of employment less, in the case of options, the exercise price of those options.

(2)	These retirement benefits are the sum of the account balance of $125,749 under the Company’s Cash Balance Plan and the market value of the vested amount contributed by the Company to Mr. Emile Battat’s account under the 401(k) Plan in the amount of $41,264.

(3)	The severance payment to Mr. David Battat assumes that Mr. David Battat’s Change in Control Agreement that was entered into on March 31, 2009 had been effective as of December 31, 2008.

(4)	This amount represents the market price as of December 31, 2008 of restricted stock vesting on termination of employment. As of said date the exercise price of all of Mr. David Battat’s unvested options was greater than the market price of the underlying stock.

(5)	These retirement benefits are the sum of the account balance of $14,071 under the Company’s Cash Balance Plan plus the market value of the vested amount contributed by the Company to Mr. David Battat’s account under the 401(k) Plan in the amount of $11,953.

(6)	The severance payment includes the payment under the Strickland Severance Plan and the bonus for 2008 under the CFO Plan.

(7)	These retirement benefits are the sum of the account balance of $228,598 under the Company’s Cash Balance Plan plus the market value of the vested amount contributed by the Company to Mr. Strickland’s account under the 401(k) Plan in the amount of $144,242.
Compensation Committee Interlocks and Insider Participation
     During 2008, Messrs. Morgan, Spaulding and Stupp served as members of the Compensation Committee. None of the members of the Compensation Committee was an officer or employee of the Company or its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, during 2008, none of the executive officers of the Company was a member of the board of directors, or any committee thereof, of any other entity one of the executive officers of which served as a member of the Board of Directors, or any committee thereof, of the Company.
Related Party Transactions
     The Audit Committee, pursuant to the Audit Committee Charter, is authorized to review and approve or disapprove, in its sole discretion, in advance, any proposed related-party transaction, within the meaning of Nasdaq listing standards and rules and regulations promulgated by the Commission. Under the Audit Committee’s written policies, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest are subject to review and approval or disapproval. The Audit Committee will approve such a transaction only if it determines that the transaction is in the best interest of the Company.
     In considering a related party transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company.
     The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction. Management or the affected director or executive officer is to bring the matter to the attention of the Audit Committee. If a member of the Audit Committee is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file initial reports of ownership and reports of changes of ownership of the Company’s common stock with the Commission. The Company assists the directors and officers with completing and filing these reports. Based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that all reports were filed timely in 2008.
STOCKHOLDER PROPOSALS
Stockholder Proposals in the Company’s Proxy Statement
     In order for proposals by stockholders to be considered for inclusion in the Company’s proxy material relating to the 2010 annual meeting of stockholders, such proposals must be received by the Company on or before December 9, 2009.
Stockholder Proposals to be Presented at Annual Meetings.
     The Company’s Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders must give the Company written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed, postage prepaid, and received by, the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 120th day prior to the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 120th day prior to such annual meeting and the 10th day following the date on which public announcement of the date of the meeting is first made. Such notice for the 2010 annual meeting must be delivered not later than December 9, 2009, provided the date of the 2010 annual meeting is not more than 30 days before or more than 60 days after May 21, 2010. The stockholder’s written notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the stockholder who intends to propose such business; (c) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business; (d) any material interest of the stockholder in such business; and (e) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. The Chairman of the meeting may refuse to transact any business presented at any meeting without compliance with the foregoing procedure.
Stockholder Nominations for Directors.
     The Company’s Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give the Company written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, setting forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of shares of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person if a stockholder has failed to comply with the foregoing procedure.
NO INCORPORATION BY REFERENCE
     In the Company’s filings with the Commission, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the Commission, and that the information should be considered part of a particular filing. As provided in regulations promulgated by the Commission, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the Commission. In addition, this proxy statement includes the Company’s website address. This website address is intended to provide inactive, textual references only. The information on the Company’s website is not part of this proxy statement.
COST AND METHOD OF SOLICITATION
     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone, telegram, facsimile and other electronic communication methods by the directors, officers and employees of the Company without additional compensation. Brokerage firms, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of common stock of the Company held in their names or in those of their nominees and their reasonable expenses will be reimbursed upon request.

OTHER BUSINESS
     The Board of Directors does not intend to bring any business before the meeting other than that stated herein and is not aware of any other matters that may be presented for action at the meeting. However, if any other matters should properly come before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

By Order of the Board of Directors Jeffery Strickland Vice President and Chief Financial Officer, Secretary and Treasurer

April 8, 2009

ATRION CORPORATION
ONE ALLENTOWN PARKWAY
ALLEN, TX 75002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12899	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATRION CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
				number(s) of the nominee(s) on the line below.
1. Election of Director	0	0	0
Nominee:
01)	Hugh J. Morgan, Jr.

		For	Against	Abstain

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent accountant for 2009.	0	0	0

3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the election of the nominee listed in Item 1 and “FOR” Item 2. If this proxy is properly executed and returned, the shares represented will be voted "FOR" the nominee listed in Item 1 and “FOR” Item 2 unless you otherwise specify herein.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12900

ATRION CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
The undersigned hereby appoints Roger F. Stebbing and John P. Stupp, Jr., or either of them, as proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as specified on the reverse side of this proxy and in their discretion upon such other matters that may properly come before the meeting or any adjournment thereof, all of the shares of Common Stock of Atrion Corporation that the undersigned is entitled to vote at the annual meeting of stockholders of Atrion Corporation to be held at 10:00 a.m., Central Time, on Thursday, May 21, 2009, at the offices of Atrion Corporation, One Allentown Parkway, Allen, TX 75002, and at any adjournment or postponement thereof.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY
ENVELOPE
Continued and to be signed on reverse side